UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Inter-Tel (Delaware), Incorporated
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On October 16, 2006, Inter-Tel (Delaware), Incorporated issued a press release. A copy of the press release is attached as Exhibit 1.
Exhibit 1: Press Release dated October 16, 2006

Exhibit 1
FOR IMMEDIATE RELEASE
SECOND MAJOR PROXY ADVISORY FIRM RECOMMENDS VOTING AGAINST
MIHAYLO RESOLUTION AT INTER-TEL’S SPECIAL MEETING
TEMPE, Ariz., October 16, 2006 — Inter-Tel (Delaware), Incorporated (Nasdaq: INTL) today announced that Glass Lewis & Co., one of the nation’s leading independent proxy advisors, has recommended that Inter-Tel stockholders vote AGAINST the resolution proposed by Steven G. Mihaylo at the October 24, 2006 Special Meeting of Stockholders. The Glass Lewis recommendation is consistent with the recommendation of Institutional Shareholder Services (ISS), another leading independent proxy advisory firm, which on October 12, 2006 recommended that Inter-Tel stockholders vote AGAINST the Mihaylo resolution. Glass Lewis’s and ISS’s voting analyses are relied upon by hundreds of major institutional investors, mutual funds, pension plans and other fiduciaries.
“Two of the nation’s leading proxy advisors have now recommended that Inter-Tel stockholders vote AGAINST the Mihaylo Resolution,” said Alex Capello, Inter-Tel’s Chairman. “The entire Special Committee of the Board of Directors is focused on exploring ways to enhance long-term stockholder value. We believe it is imperative this process be allowed to continue without being further disrupted by Mr. Mihaylo, whose interests in this situation are not the same as those of other stockholders. We are pleased with the recommendations of ISS and Glass Lewis, and we are grateful for the continued support of our stockholders.”
In its report, Glass Lewis stated:
“... the current offer from the Mihaylo Parties is not particularly compelling. Its modest premium to the Company’s unaffected (i.e. pre-13D Filing) stock price is below average for communications equipment transactions, according to our databases. (We acknowledge, but do not credit, Mihaylo’s arguments about what the Company would have to achieve in terms of financial performance during 2007 to reach the offer price through operations. The Board may fairly consider not just where the stock will likely be in the next six or twelve months in considering an offer; the Board might well determine to focus instead on the medium- or long-term value of the standalone enterprise or to contemplate the value that may be accreted to current shareholders through other forms of strategic transactions, such as acquisitions.)”*
Glass Lewis also noted that:
“Given the product transitions at the Company and the state of the industry generally, we certainly believe a Board could properly decide that a sale transaction today will not garner full value for the embedded or hidden value in the Company’s future prospects. From an economic perspective, this could easily happen because third parties will naturally apply a higher discount rate to future projected cash flows than the Board or management may believe (or know) is warranted given their unique knowledge of their technology, product roadmap and clients. It may also be the case, at any given moment, that the ‘best’ buyers are unable to buy because of issues particular to them and that moment in their own history. Moreover, as noted, sometimes the best way to maximize long-term value is to first engage in various types of synergistic transactions such as

Exhibit 1
acquisitions. Thus, not every moment a buyer wants to buy is a good moment for a seller to sell.”*
*  Permission to use quotations neither sought nor obtained.
The Special Committee urges all stockholders to protect their investment and vote AGAINST the Mihaylo Resolution on the WHITE proxy card today. Stockholders with questions or who need assistance in voting their shares may call the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).
About Inter-Tel (Delaware), Incorporated
Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design, traffic provisioning, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,900 communications professionals, and services business customers through a network of 58 company-owned, direct sales offices and approximately 350 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.
This press release contains forward-looking statements. All statements other than statements of historical fact may be forward-looking statements. These include statements concerning the anticipated impact on stockholder value of the Company’s strategic plan, the ability of management to execute the Company’s strategy and adapt to changes in the industry, the Company’s review of all strategic alternatives to maximize stockholder value, and the effect of the Mihaylo Resolution and the actions of its sponsors and others. Such statements are based on current assumptions that involve risks and uncertainties which could cause the actual results, performance, or achievements of the Company to be materially different from those described in such statements, including, market acceptance of new and existing products, software and services; dependence on continued new product development; product defects; timely and successful hiring and retention of employees; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; and availability of inventory from vendors and suppliers. For a further list and description of such risks and uncertainties, please see the risks factors contained in the Company’s Form 10-K, as amended on Form 10-K/A, each as filed with the SEC, other subsequently filed current and periodic reports, and the Company’s most recent Form 10-Q dated August 9, 2006. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Media:
Steve Frankel / Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
Investors:
Alan Miller / Jennifer Shotwell
Innisfree M&A Incorporated
212-750-5833
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